KNOW ALL BY THESE PRESENTS, that I, FRANK H. PEARL, hereby make, constitute and appoint each of KENNETH M. SOCHA and TERESA Y. BERNSTEIN, each of them acting singly, as my agent and attorney-in-fact for the purpose of executing in my name, (a) in my personal capacity or (b) in my capacity as Chairman of, member of or in other capacities with Perseus, L.L.C. ("Perseus") and each of its affiliates, or entities advised by me or Perseus, all documents, certificates, instruments, statements, filings and agreements ("documents") to be filed with or delivered to any foreign or domestic governmental or regulatory body or required or requested by any other person or entity pursuant to any legal or regulatory requirement relating to the acquisition, ownership, management or disposition of securities, futures contracts, or other investments, and any other documents relating or ancillary thereto, including, but not limited to, all documents relating to filings with the Commodities Futures Trading Commission and National Futures Association, the United States Securities and Exchange Commission (the "SEC") pursuant to the Commodities Exchange Act and the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Act") and the rules and regulations promulgated thereunder, including all documents relating to the beneficial ownership of securities required to be filed with the SEC pursuant to Section 13(d) or Section 16(a) of the Act and information statements on Form 13F required to be filed with the SEC pursuant to Section 13(f) of the Act.

All past acts of either attorney-in-fact in furtherance of the foregoing are hereby ratified and confirmed.

This power of attorney shall be valid from the date hereof until revoked by me.

The Power of Attorney dated as of May 9, 2007 is hereby revoked by me effective as of the date hereof.

IN WITNESS WHEREOF, I have executed this instrument as of the 6th day of December, 2007.


	/s/ Frank H. Pearl
	Frank H. Pearl